EXHIBIT 10.2

CORPORATE DEVELOPMENT ADVISORY AGREEMENT

THIS CORPORATE DEVELOPMENT ADVISORY AGREEMENT (“Agreement”) is made by and between Renavotio, Inc. (hereinafter referred to as the “Company” or “RIII”), and ClearThink and Tysadco Partners (hereinafter referred to collectively as the “Consultant” or “CT”).

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated capital markets, financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of capital markets (notably micro and small cap), corporate development, mergers and acquisitions, strategic business development and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

Program Objectives:

The program is designed to increase awareness and visibility in the investment community through numerous activities as described below:

•	Secure additional Sell-Side analyst research coverage.
•	Increase participation in investor conferences, including those sponsored by investment banks.
•	Create and maintain effective company marketing materials.
•	Update and maintain public company profiles and messaging across all Internet financial sites.
•	Establish and manage press release distribution.
•	Create, write and maintain press release pipeline.
•	Update and manage investor relations section of corporate website.
•	Set up or arrange and manage social media assets, including Facebook, Twitter, LinkedIn and Instagram.
•	Manage investor inquiries and contacts of the company.
•	Increase contact with institutional investors, family offices, high net-worth individuals and retail brokers.
•	Establish relationships with and push content to financial writers and bloggers who follow other like companies in sector and market size.
•	Outreach and push content to message boards.
•	Increase number of market makers.
•	Provide introductions for access to capital.

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NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

I. CONSULTING SERVICES

1.1 CT agrees that commencing on February 1, 2021, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the various industries and businesses in which RIII is engaged, financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which CT has knowledge or expertise.

1.2 CT shall render services to the Company as an independent contractor, and not as an employee. All services rendered by CT on behalf of the Company shall be performed to the best of CT’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors.

CT will develop, implement, and maintain an ongoing stock market support system for RIII including:

•	A better understanding of the core growth opportunities and key drivers for the end-market being addressed;
•	The extent of the Company’s growth plans, capital requirements, and operating leverage;
•	Establishing and articulating the key operating, growth, and valuation metrics that investors/shareholders should focus on to judge future performance. Answering the question, “why should an investor invest in RIII”
•	Differentiating RIII from other infrastructure companies based on its business pipeline, products, service, relationships and strategy.

2. THE FINANCIAL PRESS

CT will assist executive management in drafting and supporting RIII in delivering complete press releases on all material events as deemed by the Company to the investing public. Executive Management and corporate counsel, when required by RIII’s press release policy and procedures, will approve all press releases before they are sent to the wire. We have negotiated volume discounts with a top-tier wire service vendor and shall pass through those significantly discounted pricing plans on a wide range of services to RIII. At Company’s discretion, CT will disseminate news releases through a Broadcast Fax and/or electronic mail (e-mail) to our established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in RIII.

3. PUBLIC MARKET INSIGHT

Paramount to our collective efforts, CT will discuss with executive management the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market. CT has the capability to help assess acquisition candidates, discuss the financial impacts, in addition to the longer term implications. We will assist executive management in understanding the life cycle of the financial markets and how RIII is impacted directly and indirectly by different variables. The Team at CT leverages its collective expertise gained through representing over 200 public companies to help our clients understand expectations, valuations, perceptions, and investment methodologies utilized by investment professionals. We believe this consulting aspect of our business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

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II. MARKETING OUTLOOK & DETAILED AGENDA

A.	CT shall undertake due diligence of RIII to gain a deep understanding of the Company. The due diligence shall include a review of the overall company, including an interview with key executive management with a goal of developing an understanding and analysis of the Company’s operations, business plans, financial forecasts, capital expenditure needs and cash flow projections, in addition to any acquisition and expansion plans. CT shall on a continuing basis keep itself aware through analysis and discussion with executive management the key developments and progress of the financial progress of the Company.
B.	CT shall create a two-page Corporate Profile, which clearly articulates the current business and financial position, as well as the strategy for future growth. This is an important marketing piece for investors to quickly learn about the company. This shall be updated each month at the minimum. In the event of a material event this shall be updated at the time of public disclosure.
C.	CT shall review, consult, and if needed edit RIII’s investor PowerPoint presentation. CT will incorporate research and feedback from conversations and meetings to improve the investor PowerPoint and message delivery. This shall be updated at least once per quarter.
D.	CT shall update and maintain public company profiles and messaging across all Internet financial sites, such as Yahoo Finance, OTC Markets, Capital IQ, Reuters, Bloomberg, CNBC, Google Finance.
E.	CT shall formalize a press release calendar for the coming three months with an emphasis on integrating and optimizing said releases into coherent and strategic themes. CT supported by RIII executive management shall create, edit and release accordingly.
F.	CT shall update and manage investor relations section of corporate website, ensuring correct profiles, news and contact information.
G.	CT shall set up or arrange and manage social media assets, including Facebook, Twitter, LinkedIn and Instagram.
H.	CT shall incorporate current investor list and past road show meetings into our database in order to call through to alert as to new developments, gather feedback, and engage.
I.	CT will initiate an outreach program targeting key investment professionals that will result in arranging conference calls and face-to-face investor meetings for management with such targeted investment professionals. Specific attention will be paid to similar sector-focus or financial profile as RIII for introductions.
J.	CT will identify key upcoming conferences for RIII management to attend.
K.	CT will identify and attempt to establish relationships with appropriate research analysts whou could potentially publish on RIII
L.	CT shall establish relationships with and push content to financial writers, bloggers and their followers who follow other like companies in sector and market size, including Benzinga, Marketfy, InvestorsHub, SeekingAlpha, Fool and StockTwits.
M.	Outreach and push content to message boards.
N.	CT shall provide introductions to potential market makers.
O.	CT shall upon request provide introductions for access to capital to investment bankers.

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As RIII evolves, the appropriate approach to the market will be incorporated into the agenda for optimal results.

No activities undertaken by CT in connection with this Agreement shall constitute broker or dealer activities, negotiation on behalf of the RIII for financing, financing or closing of a financing, success fee or transaction based compensation to CT.

III. CONTRACTUAL RELATIONSHIP

In performing services under this proposal, CT shall operate as, and have the status of, an independent contractor. CT agrees that all information disclosed to it about the RIII’s products, processes and services are the sole property of RIII, and it will not assert any rights of any confidential or proprietary information or material, nor will it directly or indirectly, except as required in the conduct of its duties.

IV. TERM

This agreement shall remain in effect commencing on the Effective Date, however notwithstanding the foregoing either party may terminate this Agreement for any reason at any time following the end of the third (3rd) month following the execution hereof, upon 30 days’ notice to the other party. In the event that CT commits any material breach or violation of the provisions of a written Agreement between CT and RIII, then, the Company has the right to terminate its relationship with CT any time during the Term. RIII warrants that it will provide its best efforts in complying with CT in the performance of its duties and obligations and to not unreasonably withhold information or access of RIII’s executive management which could cause CT to not fulfill its duties under its obligations herewith.

V. COMPENSATION

In exchange for providing the services outlined herein, RIII shall pay CT a fee equal to $7,500 per month (the “Monthly Fee”), payable as follows:

•	Cash Component: As to $2,500 of the Monthly Fee, such amount shall be paid in cash via check or wire transfer on the 1st of every month.

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Restricted Stock Component: As to $5,000 of the Monthly Fee, such amount shall be paid via issuance of restricted common shares of RIII.  The shares are to be issued in the name of Tysadco Partners. The number of common shares earned each month shall be calculated and issued on a quarterly basis prior to each 90-day period and based on the value at the closing price on the last day of the preceding period. All common shares earned by the Consultant pursuant to this Agreement shall be issued by RIII on a quarterly basis. CT shall not have registration rights, and the shares may be sold subject to Rule 144. At the option of RIII, any portion of the Restricted Stock Component may be payable in cash.

Upon an uplist to Nasdaq or NYSE, the monthly fee will increase to $10,000 per month, with the Cash Component increasing to $5,000 per month.

At any time, RIII has the option to pay the entire Monthly Fee in all cash.

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VI. PRIOR RESTRICTION

CT represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder CT from performing the services on behalf of the Company that CT is herein agreeing to perform. Neither CT nor any consultant it utilizes in connection with the services provided to Company shall provide any representation to a competitor of Company during the term of this Agreement (including any extensions thereof) and for a period of one year thereafter.

VII. ASSIGNMENT

This Agreement is personal to CT and may not be assigned in any way by CT without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of CT, and upon the successors and assigns of the Company.

VIII. CONFIDENTIALITY

Except as required by law or court order, CT will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to CT or which hereinafter may become known to CT and CT shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission RIII. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

CT shall return to Company all information and property of Company promptly upon termination or expiration of this Agreement. This includes but is not limited to, shareholder lists, investor packages, annual reports, annual budgets, and any other documentation that was generated by or for RIII during our contractual engagement.

IX. GOVERNING LAW; VENUE; DEFAULT

9.1 This Agreement shall be governed by the laws of the state of New York, without regard to its conflict of law provisions. Any claim or controversy arising under or related to any of the provisions of this Agreement shall be brought only in the state or federal courts sitting in New York. Each of the parties hereto consents to the personal jurisdiction of the aforementioned courts and agrees not to raise any objection to the laying of venue therein including, without limitation, any claim of forum non conveniens.

9.2 In the event that CT commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel CT to comply with, or restrain CT from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare CT in default hereunder and to terminate this Agreement and any further payments hereunder. CT agrees to indemnify, hold harmless and defend the Company, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees) incurred by any of them in connection with, as a result of and/or due to any actions or inactions and/or misstatements by CT, its officers, agents and /or employees regarding and/or on behalf of the Company whether in connection with CT's performance of its obligations and/or rendering of services pursuant to this Agreement or otherwise.

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9.3 Since CT must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend CT, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to CT (or any material omission by the Company that caused such supplied information to be materially misleading).

X. SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

XI. NOTICES

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at 601 South Boulder Avenue, Suite 600, Tula, OK 74119 and in the case of CT, be mailed to Tysadco Partners, 210 West 77th, #7W, New York, NY 10024.

XII. MISCELLANEOUS

12.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

12.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

12.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, shall be given the same legal force and effect as original signatures.

****signature page follows****

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In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

ClearThink		Renavotio, Inc.
Tysadco Partners, LLC

By:	/s/ Robert Delvecchio	By:	/s/ William C. Robinson
	Mr. Robert Delvecchio, Managing Partner		Mr. William C. Robinson, Chief Executive Officer

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